EXHIBIT 10.5

CONSULTING AGREEMENT

This Agreement is entered into on May 5, 2005, by and between Dale Rasmussen (“Consultant”) and Quantum Fuel Systems Technologies Worldwide, Inc. (“Quantum”) (collectively, the “Parties”).

1. CONSULTANT’S SERVICES

a. Consultant agrees to provide professional consulting services to the Company, including but not limited to consulting services with respect to (1) investor relations; (2) investment, merger and acquisitions strategies; and (3) business operations (the “Services”).

b. Consultant agrees to make himself available a minimum of fifteen (15) days per month to perform the Services. Consistent with this requirement, Consultant may represent, perform services for, or be employed by such additional persons or companies as Consultant sees fit, except to the extent that such activities may cause Consultant to breach his obligations under this Agreement or create a conflict of interest.

2. COMPENSATION

Quantum agrees to pay Consultant a professional consulting fee of Thirty Seven Thousand and Five Hundred Dollars ($37,500) per month for the Services.

3. EXPENSES

Quantum agrees to reimburse Consultant for all expenses reasonably incurred in the performance of the Services upon production of supporting receipts and documentation.

4. TERM OF AGREEMENT

a. This Agreement is effective as of May 1, 2005 and will remain in effect for a period of one (1) year.

b. Upon termination of this Agreement, Consultant shall be entitled to payment for Services completed prior to the termination date and reimbursement for expenses incurred prior to the termination date. Thereafter, Quantum shall owe Consultant no further amounts or obligations.

5. DEFAULT

If either party defaults in the performance of this Agreement or materially breaches any of its provisions, the nonbreaching party may terminate this Agreement by giving written notification to the breaching party. Termination shall be effective immediately on receipt of the written notification by the breaching party, or five days after mailing of the notice to the address set forth in the notice provisions below, whichever occurs first. For purposes of this section, material breach of this Agreement shall include but not be limited to the following:

a. Quantum’s failure to pay for Consultant’s Services as agreed within twenty (20) days after receipt of Consultant’s written demand for payment in accordance with the notice provisions set forth below.

b. Failure of Consultant to perform the Services.

6. NOTICES

a. Any notice under this Agreement must be in writing and shall be effective upon delivery by hand or five business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to Quantum or to Consultant at the corresponding address below. Consultant shall be obligated to notify Quantum in writing of any change in his address. Notice of change of address shall be effective only when done in accordance with this Paragraph.

Quantum’s Notice Address:

17872 Cartwright Road

Irvine, CA 92614

Attention: Chief Executive Officer

Consultant’s Notice Address:

Dale L. Rasmussen

22614 66th Avenue South

Kent, Washington 98032

7. RELATIONSHIP OF THE PARTIES

a. Consultant enters into this agreement as, and shall continue to be, an independent contractor. In no circumstance shall Consultant look to Quantum as his employer, partner, agent, or principal. Consultant’s performances of Services under this Agreement shall not entitle him to any benefits accorded to Quantum’s employees, including workers’ compensation, disability insurance, retirement plans, or vacation or sick pay. Consultant’s exclusion from such employee benefit programs is a material component of the terms of compensation negotiated by the Parties, and is not premised on Consultant’s status as a non-employee with respect to Quantum. Consultant also agrees that, consistent with his independent contractor status, he will not apply for any government-sponsored benefits that are intended to apply to employees, including, but not limited to, unemployment benefits.

b. Consultant shall pay, when and as due, any and all taxes incurred as a result of Consultant’s compensation, and shall provide Quantum with proof of payment on demand. Consultant indemnifies Quantum for any claims, losses, costs, fees, liabilities, damages, or injuries suffered by Quantum arising from Consultant’s breach of the provisions of this Paragraph 7.

c. Consultant and Quantum shall provide to each other upon request any information reasonably necessary to determine their obligations under this Agreement, to fulfill the purposes of the Services, or to maintain accurate records.

8. PLACE OF WORK

Consultant is generally free to perform the Services at a location of Consultant’s choosing. Consultant understands that the Services must coordinate with Quantum’s established protocols and security requirements and may from time to time need to be performed at Quantum’s premises.

9. CONSULTANT’S REPRESENTATIONS AND INDEMNITIES

a. Consultant represents that he has the qualifications and ability to perform the Services in a professional manner, without the advice, control, or supervision of Quantum. Performance of the Services in a professional manner includes responding in a timely manner to Quantum’s requests for assistance, and failure to do so shall constitute a material breach of this Agreement. Consultant shall be solely responsible for the professional performance of the Services and shall receive no assistance, direction, or control from Quantum. Consultant shall have sole discretion and control of Consultant’s services and the manner in which they are to be performed.

b. Consultant shall and does hereby indemnify, defend, and hold harmless Quantum, and Quantum’s officers, directors, employees and shareholders, from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorney fees and costs, that Quantum may incur or suffer and that result from, or are related to, any breach or failure of Consultant to perform any of the representations, warranties, and agreements in this Agreement.

10. OWNERSHIP OF INTELLECTUAL PROPERTY

a. Consultant agrees that all designs, plans, reports, specifications, drawings, schematics, prototypes, models, inventions, and all other information and items, if any, made during the course of this Agreement and arising from the Services (“New Developments”) shall be and are assigned to Quantum as its sole and exclusive property. On Quantum’s request, Consultant agrees to assist Quantum, at Quantum’s expense, to obtain patents or copyrights for such New Developments, including the disclosure of all pertinent information and data, the execution of all applications, specifications, oaths, and assignments, and all other instruments and papers that Quantum shall deem necessary to apply for and to assign or convey to Quantum, its successors, and assigns or nominees, the sole and exclusive right, title, and interest in such New Developments.

b. Consultant warrants that Consultant has good title to any New Developments and the right to assign New Developments to Quantum free of any proprietary rights of any other party or any other encumbrance whatsoever. Consultant further agrees not to disclose to Quantum, or bring onto Quantum’s premises, or induce Quantum to use any confidential information that belongs to anyone other than Quantum or Consultant. Consultant agrees to indemnify Quantum from any and all loss or liability incurred by reason of the alleged breach by Consultant of any confidentiality or services agreement with anyone other than Quantum.

c. The representations and warranties contained herein and Consultant’s obligations under Paragraphs 10, 11, and 12 of this Agreement shall survive termination of the Agreement.

11. PROPRIETARY INFORMATION

a. “Proprietary Information” means all information pertaining in any manner to the business of Quantum, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was part of Consultant’s general knowledge prior to Consultant’s relationship with Quantum; or (iii) the information is disclosed to Consultant without restriction by a third party who rightfully possesses the information and did not learn of it from Quantum. This definition includes, but is not limited to: (A) techniques, development tools, processes, formulas and improvements; (B) information about costs, profits, markets, sales, customers, and bids; (C) plans for business, marketing, future development and new product concepts; and (D) information on Quantum’s employees, agents, or divisions. The written, printed, graphic, or electronically recorded materials furnished by Quantum for use by Consultant are Proprietary Information and are the property of Quantum.

b. Consultant shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the term of this Agreement, any Proprietary Information, confidential information, or know-how belonging to Quantum, whether or not it is in written or permanent form, except to the extent necessary to perform the Services. On termination of Consultant’s services to Quantum, or at the request of Quantum before termination, Consultant shall deliver to Quantum all material in Consultant’s possession, custody or control relating to Quantum’s business, including Proprietary Information. The obligations on Proprietary Information extend to information belonging to customers and suppliers of Quantum about whom Consultant may have gained knowledge as a result of performing the Services.

c. Consultant shall not, during the term of this Agreement and for a period of one year immediately after the termination of this Agreement, for any reason, either directly or indirectly (a) call on, solicit, or take away any of Quantum’s customers or potential customers about whom Consultant became aware as a result of Consultant’s Services to Quantum, either for Consultant or for any other person or entity; or (b) solicit or take away or attempt to solicit or take away any of Quantum’s employees or contractors either for Consultant or for any other person or entity.

d. Nothing in this Paragraph 11 is intended to limit any remedy of Quantum under the California Uniform Trade Secrets Act (California Civil Code Section 3426), or otherwise available under law.

12. ARBITRATION

a. All disputes between Consultant and Quantum relating in any way to this Agreement or the Services to be performed under this Agreement (including, but not limited to, claims for breach of contract, tort, discrimination, harassment, and any violation of federal or state law) (“Arbitrable Claims”) shall be resolved by arbitration before a neutral arbitrator.

b. The arbitrator shall be selected and the arbitration hearing conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association and shall take place in California, unless otherwise agreed by the Parties. Arbitration shall be final and binding upon the Parties and shall be the exclusive remedy for all claims covered by this arbitration provision. Either party may bring an action in court to compel arbitration under this Agreement, to enforce an arbitration award or to obtain temporary injunctive relief pending a judgment based on the arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim.

c. The Federal Arbitration Act shall govern the interpretation and enforcement of this agreement on Arbitration, except if any court finds that the Federal Arbitration Act does not apply, the California Arbitration Act shall govern the interpretation and enforcement of this agreement. If any court or arbitrator finds that any term makes this Arbitration agreement unenforceable for any reason, the court or arbitrator shall have the power to modify such term (or if necessary delete such term) to the minimum extent necessary to make this Arbitration agreement enforceable to the fullest extent permitted by law.

THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

13. MISCELLANEOUS PROVISIONS

a. Assignment; Successors and Assigns. Consultant agrees that he will not assign, delegate, transfer, or otherwise dispose of the Services without the written consent of Quantum. Nothing in this Agreement shall prevent the consolidation of Quantum with, or its merger into, any other corporation, or the sale of all or substantially all of its properties or assets. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

b. Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter of this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement, except as expressly set forth in this Agreement. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

c. Amendments; Waivers. This Agreement shall not be varied, altered, modified, changed or in any way amended except by an instrument in writing executed by Consultant and a duly authorized representative of Quantum.

d. Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect, and such provision shall be enforced to fullest extent consistent with applicable law.

e. Governing Law. Except as otherwise provided, the validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California.

f. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of this Agreement.

14. ACKNOWLEDGEMENT

The Parties acknowledge that: (i) they have each had the opportunity to consult with independent counsel of their own choice concerning this Agreement and have done so to the extent they deem necessary, and (ii) they each have read and understand the Agreement, are fully aware of its legal effect, and have entered into it voluntarily and freely based on their own judgment and not on any promises or representations other than those contained in the Agreement.

The Parties have duly executed this Agreement as of the date first written above.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.:		CONSULTANT:

By:	/s/ Alan P. Niedzwiecki	/s/ Dale L. Rasmussen

Name:	Alan P. Niedzwieci

Title:	Chief Executive Officer